Exhibit 99.1

Bryn Mawr Bank Corporation

FOR RELEASE: IMMEDIATELY
FOR MORE INFORMATION CONTACT:	Ted Peters, Chairman
610-581-4800 or
610-525-2531 (evening)
tpeters@bmtc.com
J. Duncan Smith, CFO
610-526-2466 or
610-306-8489 (evening)
jdsmith@bmtc.com

Bryn Mawr Bank Corporation Announces an 8.2% Increase in 2007 Diluted EPS. Portfolio Loans and Leases Grow 17.9% in 2007.

BRYN MAWR, Pa. January 31, 2008 – Bryn Mawr Bank Corporation, (NASDAQ: BMTC), (the “Corporation”), parent of The Bryn Mawr Trust Company (the “Bank”), today announced financial results for the year ended December 31, 2007.

The Corporation reported twelve month 2007 diluted earnings per share of $1.58, an increase of $0.12 per share or 8.2% compared to $1.46 per share in the same period of 2006. Net income for the year ended December 31, 2007 was $13.6 million, an increase of 7.0% or $884 thousand, compared to $12.7 million last year.

Ted Peters, Chairman and Chief Executive Officer, stated, “Anticipating a one-time gain on the sale of real estate during the first quarter of 2007, we invested in many new business initiatives in the latter part of 2006 continuing through 2007. These initiatives include the formation of an equipment leasing company, the start-up of a loan production office in West Chester, the opening of the Corporation’s new Ardmore branch, the roll-out of the Private Banking Group, the formation of BMT Mortgage Group to augment the Corporation’s existing mortgage operations, and the retooling of the Wealth Division through investments in additional personnel, product offerings and service enhancements. During the third quarter of 2007, an experienced financial planner was hired to enhance the Wealth Division’s overall financial planning services and a new separately-managed investment account (“SMA”) product was launched.”

The Corporation is also developing plans to establish a limited purpose trust company (“LPTC”) in the State of Delaware in 2008, subject to regulatory approval, to serve as a corporate fiduciary under Delaware statutes, which are more favorable for individuals and families.

The primary factor contributing to the increase in earnings for the year was a $0.10 per share or $866 thousand after-tax gain on the sale of real estate that previously served as the Bank’s Wynnewood branch location. Excluding the real estate gain, year to date 2007 diluted earnings per share of $1.48 were up $.02 or 1.4% from the same period last year and net income of $12.7 million was flat from the prior period. Return on average equity (ROE) and return on average assets (ROA) for the year ended December 31, 2007 were 15.87% (14.86% excluding the real estate gain) and 1.59% (1.49% excluding the real estate gain), respectively. ROE was 15.71% and ROA was 1.72% for the same period last year.

Mr. Peters added, “Bryn Mawr Bank Corporation is delivering solid results in a challenging banking environment. Our success this year is the direct result of our focus on Business Banking and Wealth Management services. The Corporation continues to be able to expand banking relationships with local businesses, not-for-profits, quality builders and high credit quality individuals. Additional opportunities exist also in our residential lending unit with desirable borrowers as competitors have partially, and in some cases entirely, withdrawn from the market. Our niche marketing and management structure allowed the Corporation to increase portfolio loans and leases in 2007 by 17.9% or $121.6 million compared with year-end 2006 balances. This growth in loan and lease volume was able to offset several prime rate decreases which had no commensurate decline in funding costs, and to increase the Corporation’s tax equivalent net interest income by $921 thousand or 2.7% for the year ended December 31, 2007 compared to the same period last year. The tax equivalent net interest margin for the year ended December 31, 2007 was 4.37% compared with 4.90% in the same period last year.”

For the year ended December 31, 2007, non-interest income excluding the $1.3 million (pre-tax) real estate gain on the Wynnewood property, was $20.4 million, an increase of $2.1 million or 11.4% over the $18.4 million in 2006. The primary factor for this increase was year-to-date Wealth Management revenue of $13.5 million which was $1.1 million or 8.7% higher than 2006. The increase in Wealth Management fee revenue is partially due to market appreciation, increased brokerage fee revenue, a Fall 2007 minimum fee increase, and increased investment advisory fee revenue from clients of another financial institution, partially offset by lower estate settlement revenue. The balance of the increase in non-interest income was due primarily to income from bank-owned-life-insurance (“BOLI”) acquired in May 2007, stronger mortgage loan sale revenue and a gain on the sale of other real estate owned.

Commenting on the Wealth Management initiatives, Mr. Peters added, “Bryn Mawr Trust has long been known for its well respected Wealth Management services, and we are making investments to further enhance and differentiate this business. The rollout of Wealth Management’s SMA product platform enables our clients to tap into ‘best of breed’ money managers across a wide range of investment disciplines. The Corporation expects its expansion into Delaware should open up a national market for these and other new product offerings.”

Wealth Management revenues for the year ended December 31, 2007 and December 31, 2006 include $580 thousand and $403 thousand, respectively, of fees that will no longer be earned relating to one institutional client that was acquired by another financial institution in a business combination on November 16, 2007. Wealth assets under Management and Administration at September 30, 2007 and December 31, 2006 relating to this client were approximately $423 and $412 million, respectively, and zero at December 31, 2007.

For the year ended December 31, 2007, non-interest expense was $35.0 million, an increase of $3.5 million or 11.3% over the $31.4 million in the same period last year. Personnel and related support costs associated with the new business initiatives, advertising costs, and professional and consulting fees were the primary contributors to this increase in non-interest expenses. Non-interest expenses in 2007 include approximately $350 thousand in personnel, professional and other costs that are not ongoing commitments.

Total portfolio loans and leases at December 31, 2007 were $802.9 million, an increase of $121.6 million or 17.9% from $681.3 million at December 31, 2006. Lease balances at December 31, 2007 of $45.1 million were 5.6% of total portfolio loans compared with $7.0 million and 1.0%, respectively, at the end of last year.

Credit quality on the overall loan and lease portfolio remains strong as total non-performing loans and leases of $2.010 million represents 25 basis points of portfolio loans and leases at December 31, 2007. This compares with 12 basis points or $823 thousand at December 31, 2006 and 11 basis points and $856 thousand at September 30, 2007. December 31, 2007 non-performing loan balances include an accruing $1.250 million loan which is well secured by a local residential property and in the process of collection.

The provision for loan and lease losses for the year ended December 31, 2007 and 2006 were $891 and $832 thousand, respectively. At December 31, 2007, the allowance for loan and lease losses of $8.124 million represents 1.01% of portfolio loans and leases compared with 1.19% at December 31, 2006. The reasons for this decrease are discussed below and start with an analysis of the Corporation’s loan and lease portfolio which has two different and distinct types of assets as shown in the following table:

Allowance for Loan and Lease Losses Composition

(dollars in thousands)

Period End Loans and Leases:	2007	% of Total	2006	% of Total
Loans	$757,841	94.4%	$674,279	99.0%
Leases	45,084	5.6%	7,012	1.0%

Total	$802,925	100.0%	$681,291	100.0%

Period End Allowance for Loan & Lease Losses:	2007	% of Total	2006	% of Total
Loans	$7,335	90.3%	$7,982	98.3%
Leases	789	9.7%	140	1.7%

Total	$8,124	100.0%	$8,122	100.0%

Period End Allowance as a % of Respective Loan & Lease Balances	2007		2006
Loans	0.97%		1.18%
Leases	1.75%		2.00%
Total	1.01%		1.19%

Net Charge-Offs	2007	% of Total	2006	% of Total
Loans	$354	39.8%	$112	100.0%
Leases	535	60.2%	0	0.0%

Total	$889	100.0%	$112	100.0%

Average Loans & Leases:	2007	% of Total	2006	% of Total
Loans	$708,557	96.3%	$631,156	99.8%
Leases	27,229	3.7%	797	0.2%

Total Average	$735,786	100.0%	$631,953	100.0%

Net Charge-Offs as a % of Average:	2007		2006
Loans	0.05%		0.02%
Leases	1.96%		0.00%
Total	0.12%		0.02%

The Corporation’s $758 million loan portfolio (total portfolio loans and leases excluding leases) is based in the Corporation’s traditional market areas of Chester, Delaware and Montgomery counties (Pennsylvania) and the greater Philadelphia area which have not experienced the hyper real estate price appreciation and subsequent decline that many areas around the country are experiencing. The Corporation has observed a slow-down in new construction in the local area and some home value reductions, but has not seen any impact on the Corporation’s loan quality ratios relative to the loan portfolio.

The Corporation’s $45.1 million leasing portfolio is national in scope and consists of over 2,500 equipment financing leases to customers in all 50 states with initial lease terms of 24 to 60 months. The average lease is approximately $18 thousand and the average customer exposure is approximately $19 thousand. The weighted average portfolio yield is approximately 10.97%. Net lease charge-offs in 2007 of $535 thousand represent 1.96% of average lease balances of $27.2 million.

While the above table reflects the Corporation’s allocation of the allowance for loan losses by category, specific allocations in any particular category may be changed in the future to reflect then current conditions, as the entire allowance is available to absorb losses in any category. The allowance for loan and lease losses in 2007 was affected by continued loan growth, the maturing of the lease portfolio and related charge-offs, continuing changes to the mix of assets, and periodic refinements along with changes to estimates of loss in certain asset classes. In the aggregate, these changes resulted in a more volatile quarterly provision for loan and leases losses in 2007. The changes, including the change we discussed last quarter and refinements of certain additional specific aspects of our reserve estimate during the fourth quarter, resulted in a lower provision in 2007 than would have resulted under the previous loss estimates and a lower overall allowance as a percentage of total portfolio loans. The Corporation believes that its revised estimates better reflect the loss inherent in the loan and lease portfolio.

Funding from wholesale sources at December 31, 2007 included approximately $130 million in wholesale certificates of deposit and $45 million in Federal Home Loan Bank (“FHLB”) borrowings ($175 million in total). This compares with approximately $20 million and $15 million in wholesale certificates and FHLB borrowings, respectively, at December 31, 2006 ($35 million in total). The increase in total wholesale funding of $140 million in 2007 was primarily used to fund portfolio loan and lease growth of approximately $122 million. Average other deposits (total deposits less wholesale certificates of deposit) in the fourth quarter of 2007 declined approximately $5 million to $625 million compared with $630 in the fourth quarter of 2006 due to the difficult deposit gathering environment. The use of wholesale funding at average rates of 5.30% was the primary reason that the Corporation’s net interest margin declined from 4.90% in 2006 to 4.37% in 2007. The Corporation has unused FHLB borrowing capacity of $263 million at December 31, 2007.

Deposit balances at December 31, 2007 and 2006 reflect approximately $70 million and $35 million, respectively, in demand deposit balances that represent short term in-flows from customer year-end activity. During 2007, deposits continued to shift from lower yielding savings and NOW accounts into higher yielding money market accounts, but at a much slower pace than the corporation experienced in 2006. These short term deposit in-flows pushed the Corporation’s total assets over the $1 billion level at December 31, 2007.

The Corporation’s effective tax rate for the years ended December 31, 2007 and 2006 were 32.6% and 34.5%. The decrease in the effective tax rate in 2007 compared with 2006 is primarily attributable to an increase in tax free income and other smaller items.

Fourth Quarter Results:

The Corporation reported fourth quarter 2007 diluted earnings per share of $ 0.36, a decrease of $.01 or 2.7% compared with the same period in 2006. Net income for the fourth quarter of 2007 was $3.1 million, a decrease of 4.1% or $130 thousand compared to $3.2 million in last year’s fourth quarter. Return on average equity (ROE) and return on average assets (ROA) for the quarter ended December 31, 2007, were 13.73% and 1.34%, respectively. ROE was 15.06% and ROA was 1.62% for the same period last year. Strong loan and lease growth and increases in non-interest income, which were offset by a higher provision for loan and lease losses, two prime rate reductions with little relief in funding costs and incremental costs associated with the new business initiatives, contributed to the decline in fourth quarter 2007 earnings.

In the fourth quarter of 2007 the tax equivalent net interest income grew 2.4% to $8.7 million from $8.5 million in the fourth quarter of 2006. This was the result of an approximately $115 million increase or 15.8% increase in quarterly average interest earning assets, partially offset by a 54 basis point decrease in the Corporation’s tax equivalent net interest margin to 4.11% from 4.65%.

Non-interest income for the fourth quarter of 2007 was $5.4 million, an increase of $776 thousand or 16.8% over the $4.6 million in the fourth quarter of 2006. This increase was partially driven by a $241 thousand or 7.4% increase in Wealth Management revenues. Other factors contributing to the increase over last year was $165 thousand of BOLI income, a $171 thousand or 94.0% increase in gain on sale of loans and a $191 thousand or 35.2% increase in other operating income, partially due to an increase in value of a previously purchased interest rate floor contract.

Wealth Management revenues for the quarter ended December 31, 2007 and December 31, 2006 include $80 thousand and $97 thousand, respectively, of fees that will no longer be earned relating to the institutional client that was recently acquired by another financial institution.

Non-interest expense for the fourth quarter of 2007 was $9.0 million, an increase of $1.1 million or 14.6% from $7.8 million in the fourth quarter of 2006. The increase in non-interest expenses is primarily due to personnel and benefits and related support costs associated with the new initiatives discussed earlier in this release, along with overall benefit expense cost increases.

The Corporation’s effective tax rate for the quarter ended December 31, 2007 was 34.0% compared to 35.7% in the same period last year. The decrease in the tax rate in 2007 is primarily attributable to tax free income and other smaller items.

Sequential Quarters:

On a sequential basis, diluted earnings per share for the fourth quarter of 2007 of $0.36 were $0.04 or 10.0% lower than the $0.40 diluted earnings per share in the third quarter of 2007. Net income of $3.1 million for the fourth quarter of 2007 was 10.9% or $377 thousand lower than third quarter 2007 net income of $3.5 million. A $401 thousand increase in the provision for loan and lease losses, a $52 thousand decrease in tax equivalent net interest income, and a $211 thousand increase in non-interest expenses, partially offset by a $229 thousand increase in non-interest income, accounted for the sequential decline in net income. The sequential increase in non-interest income was primarily in Wealth Management revenue and the sequential increase in non-interest expenses was primarily salaries and wages relating to the new initiatives and benefit costs.

The $52 thousand decline in tax equivalent net interest income on a sequential basis was primarily due to two fourth quarter prime rate reductions totaling 50 basis points which brought the earning asset yield down 18 basis points with only a 1 basis point drop in funding costs, resulting in a quarterly tax equivalent net interest margin of 4.11%. However, the Corporation has over $140 million of its $175 million in wholesale funding maturing or repricing throughout 2008.

The Corporation’s effective tax rate for the quarters ended December 31, 2007 and September 30, 2007 was 34.0% and 32.1%, respectively. The sequential increase in the tax rate primarily relates to state income tax expenses relating to the leasing company.

Other Disclosure Items:

Dividend Declared: The Corporation’s Board of Directors declared a regular quarterly dividend of $0.13 per share, payable March 1, 2008, to shareholders of record as of February 11, 2008.

Immaterial Correction of Prior Financial Statements: In January 2008 the Corporation identified that there was an immaterial under-accrual of payroll related liabilities in each of its prior quarterly and year end statements of condition. The press release reflects the correction of this immaterial under-accrual. Other liabilities and other assets were increased by approximately $500 thousand and $200 thousand, respectively, and shareholder’s equity was decreased by approximately $300 thousand as of the end of each interim and annual period before December 31, 2007. Additionally, the presentation of performance ratios and other related measures in all prior periods contained in this release have been corrected to reflect the impact of the above mentioned immaterial amounts.

Non-GAAP Measures: A non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either exclude or include amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles (GAAP). To supplement our financial statements presented in accordance with GAAP, we report certain key financial measurements without the impact of a material real estate transaction.

Our management uses these non-GAAP measures in its analysis of the Corporation’s performance. These non-GAAP measures consist of adjusting net income, non-interest income, diluted earnings per share, ROE, and ROA determined in accordance with GAAP to exclude the effects of the real estate gain in the first quarter of 2007 (i.e. year to date).

Management believes that the inclusion of these non-GAAP financial measures provides useful supplemental information essential to the proper understanding of the operating results of the Corporation’s core business. These measures should be considered in addition to results prepared in accordance with GAAP, and are not substitutes for, or superior to, GAAP results. The non-GAAP measures are provided to enhance investors’ overall understanding of our current financial performance. These non-GAAP measures have been reconciled to the nearest GAAP measure in the accompanying schedule.

As previously announced, the Corporation will hold an earnings conference call at 5:00 p.m. EST on Thursday, January 31, 2008. Interested parties may participate by calling 973-582-2734 at 4:55 p.m. EST and referencing conference PIN #30170814. A taped replay of the conference call will be available within two hours of the conclusion of the call and will remain available through April 30, 2008. The number to call for the taped replay is 706-645-9291 and the conference PIN is 30170814.

Earnings Conference Call:

The conference call will be simultaneously broadcast live over the Internet through a web cast on the investor relations portion of the Bryn Mawr Bank Corporation’s website. To access the call, please visit the website at http://www.bmtc.com/investor_01.cfm. An online archive of the web cast will be available within two hours of the conclusion of the call. The Corporation expanded its Investor Relations section website to include added resources and information for shareholders and interested investors. Interested parties are encouraged to utilize the expanded resources of the site for more information on Bryn Mawr Bank Corporation.

This release contains certain forward-looking statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words believe, expect, anticipate, intend, plan, target, estimate or words of similar meaning. Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors, many of which are beyond the Corporation’s control, could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. Forward-looking statements speak only as of the date they are made. The Corporation does not undertake to update forward-looking statements.

Bryn Mawr Bank Corporation

Reconciliation of Non-GAAP Information

(dollars in thousands, except per share data)

(unaudited)

Three Month Period Ended
March 31,
	Net Income		Change		Non-interest income		Change
	2007	2006	$	%	2007	2006	$	%
As reported (GAAP)	$3,976	$3,136	$840	26.8%	$6,146	$4,599	$1,547	33.6%
Non-GAAP adjustment [1]	(866)	—	(866)	(27.6%)	(1,333)	—	(1,333)	(29.0%)

Adjusted (Non-GAAP)	$3,110	$3,136	$(26)	(0.8%)	$4,813	$4,599	$214	4.7%

	Diluted				ROE		ROA
	Earnings Per Share		Change		2007	2006	2007	2006
	2007	2006	$	%
As reported (GAAP)	$0.46	$0.36	$0.10	27.8%	19.43%	16.33%	2.03%	1.83%
Non-GAAP adjustment [1]	(0.10)	—	(0.10)	(27.8%)	(4.21%)	0.00%	(0.44%)	0.00%

Adjusted (Non-GAAP)	$0.36	$0.36	$0.00	0.0%	15.22%	16.33%	1.59%	1.83%

Twelve Month Period Ended
December 31,
	Net Income		Change		Non-interest income		Change
	2007	2006	$	%	2007	2006	$	%
As reported (GAAP)	$13,600	$12,716	$884	7.0%	$21,781	$18,361	$3,420	18.6%
Non-GAAP adjustment [1]	(866)	—	(866)	6.8%	(1,333)	—	(1,333)	(7.2%)

Adjusted (Non-GAAP)	$12,734	$12,716	$18	0.2%	$20,448	$18,361	$2,087	11.4%

	Diluted				ROE		ROA
	Earnings Per Share		Change		2007	2006	2007	2006
	2007	2006	$	%
As reported (GAAP)	$1.58	$1.46	$0.12	8.2%	15.87%	15.71%	1.59%	1.72%
Non-GAAP adjustment [1]	(0.10)	—	(0.10)	(6.8%)	(1.01%)	0.00%	(0.10%)	0.00%

Adjusted (Non-GAAP)	$1.48	$1.46	$0.02	1.4%	14.86%	15.71%	1.49%	1.72%

1)	The Corporation uses this non-GAAP (Generally Accepted Accounting Principals) financial information in its analysis of the Corporation's performance. This non-GAAP data should be considered in addition to results prepared in accordance with GAAP, and are not a substitute for, or superior to, GAAP results. The non-GAAP adjustment in the first quarter of 2007 represents the reduction of the effect of the after tax gain on sale of real estate of $866,000. The gain was calculated as the excess of the net sale proceeds over net book value, less income taxes.

Bryn Mawr Bank Corporation

Consolidated Selected Financial Data (GAAP)

(Dollars in thousands, except per share data)

December 31, 2007

(unaudited)

	For The Three Months Ended
	Dec 31, 2007	Sep 30, 2007	Jun 30, 2007	Mar 31, 2007	Dec 31, 2006
Interest income	$14,300	$14,147	$13,250	$12,521	$12,446
Interest expense	5,647	5,448	4,736	4,145	4,021

Net interest income	8,653	8,699	8,514	8,376	8,425
Provision for loan and lease losses	401	—	240	250	211

Net interest income after provision for loan and lease losses	8,252	8,699	8,274	8,126	8,214

Fees for wealth management services	3,482	3,310	3,423	3,287	3,241
Loan servicing and late fees	282	276	277	280	283
Service charges on deposits	385	363	356	360	376
Net gain on sale of real estate	—	—	—	1,333	—
Net gain on sale of OREO	—	—	110	—	—
Net gain on sale of loans	353	358	259	280	182
BOLI income	165	175	84	—	—
Other operating income	733	689	555	606	542

Noninterest income	5,400	5,171	5,064	6,146	4,624

Salaries and wages	4,551	4,536	3,981	4,048	3,982
Employee benefits	1,214	1,056	1,057	1,221	951
Occupancy and bank premises	725	739	712	686	632
Furniture fixtures and equipment	536	522	513	507	481
Advertising	118	237	355	316	238
Amortization of mortgage servicing rights	91	88	77	92	90
Professional fees	372	342	470	401	225
Other expenses	1,384	1,260	1,588	1,164	1,247

Noninterest expense	8,991	8,780	8,753	8,435	7,846

Income before income taxes	4,661	5,090	4,585	5,837	4,992
Income tax expense	1,583	1,635	1,494	1,861	1,784

Net income	$3,078	$3,455	$3,091	$3,976	$3,208

Per share data:
Weighted average shares outstanding	8,522,325	8,520,843	8,542,066	8,575,172	8,588,820
Dilutive potential common shares	64,609	76,385	112,040	121,519	120,792

Adjusted weighted average dilutive shares	8,586,934	8,597,228	8,654,106	8,696,691	8,709,612

Basic earnings per common share	$0.36	$0.41	$0.36	$0.46	$0.37
Diluted earnings per common share	$0.36	$0.40	$0.36	$0.46	$0.37
Dividend declared per share	$0.13	$0.13	$0.12	$0.12	$0.12
Effective tax rate	34.0%	32.1%	32.6%	31.9%	35.7%

Note: Certain prior period amounts have been reclassified to conform to current period presentation.

Bryn Mawr Bank Corporation

Consolidated Selected Financial Data (GAAP)

(Dollars in thousands, except per share data)

December 31, 2007

(unaudited)

	For The Twelve Months Ended
	Dec 31, 2007	Dec 31, 2006
Interest income	$54,218	$45,906
Interest expense	19,976	12,607

Net interest income	34,242	33,299
Provision for loan and lease losses	891	832

Net interest income after provision for loan and lease losses	33,351	32,467

Fees for wealth management services	13,502	12,422
Loan servicing and late fees	1,115	1,126
Service charges on deposits	1,464	1,540
Net gain on sale of real estate	1,333	—
Net gain on sale of OREO	110	—
Net gain on sale of loans	1,250	954
BOLI income	424	—
Other operating income	2,583	2,319

Noninterest income	21,781	18,361

Salaries and wages	17,116	15,754
Employee benefits	4,548	4,287
Occupancy and bank premises	2,862	2,534
Furniture fixtures and equipment	2,078	1,925
Advertising	1,026	898
Amortization of mortgage servicing rights	348	348
Professional fees	1,585	1,016
Other expenses	5,396	4,661

Noninterest expense	34,959	31,423

Income before income taxes	20,173	19,405
Income tax expense	6,573	6,689

Net income	$13,600	$12,716

Per share data:
Weighted average shares outstanding	8,539,904	8,578,050
Dilutive potential common shares	93,638	113,579

Adjusted weighted average shares	8,633,542	8,691,629

Basic earnings per common share	$1.59	$1.48
Diluted earnings per common share	$1.58	$1.46
Dividend declared per share	$0.50	$0.46
Effective tax rate	32.6%	34.5%

Note:	Certain prior period amounts have been reclassified to conform to current period presentation.

Bryn Mawr Bank Corporation

Consolidated Selected Financial Data (GAAP)

(Dollars in thousands, except per share data)

December 31, 2007

(unaudited)

For the period end:	2007	2007	2007	2007	2006
	4Q	3Q	2Q	1Q	4Q
Asset Quality Data
Nonaccrual loans and leases	$747	$852	$654	$389	$704
90 + days past due loans and leases	1,263	4	41	28	119

Nonperforming loans and leases	2,010	856	695	417	823
OREO	—	—	—	561	—

Nonperforming assets	$2,010	$856	$695	$978	$823

Allowance for loan and lease losses	$8,124	$8,292	$8,605	$8,366	$8,122
Allowance for loan and lease losses / loans and lease	1.01%	1.07%	1.16%	1.21%	1.19%
Allowance for loan and lease losses / nonperforming loans and leases	404%	969%	1,238%	2,006%	987%
Nonperforming loans and leases / portfolio loans	0.25%	0.11%	0.09%	0.06%	0.12%
Nonperforming assets / assets	0.20%	0.10%	0.08%	0.12%	0.10%
Net loan and lease charge-offs (recoveries)	569	313	1	6	114
Net loan and lease charge-offs (annualized)/ average loans	0.309%	0.174%	0.001%	0.004%	0.07%

For the period and period end:	2007	2007	2007	2007	2006
	4Q	3Q	2Q	1Q	4Q
Selected ratios (annualized):
Return on average assets	1.34%	1.56%	1.49%	2.03%	1.62%
Return on average shareholders' equity	13.73%	15.90%	14.66%	19.43%	15.06%
Yield on interest earning assets*	6.77%	6.95%	6.97%	6.93%	6.85%
Cost of interest bearing funds	3.43%	3.44%	3.27%	3.08%	2.99%
Net interest margin*	4.11%	4.29%	4.49%	4.65%	4.65%
Tier 1 leverage ratio	10.42%	10.55%	10.95%	11.34%	11.04%
Book value per share	$10.60	$10.43	$10.11	$9.97	$9.62
Tangible book value per share	$10.60	$10.43	$10.11	$9.97	$9.62
Period end shares outstanding	8,526,084	8,518,634	8,532,580	8,582,172	8,562,209
Selected data:
Mortgage loans originated	$34,565	$37,285	$27,490	$28,271	$23,030
Mortgage loans sold—servicing retained	$8,583	$7,588	$3,298	$4,831	$4,242
Mortgage loans sold—servicing released	$12,852	$17,249	$19,521	$14,844	$15,320
Mortgage loans serviced for others	$357,363	$364,684	$367,087	$377,512	$382,141

Brokerage assets (1)	$85,338	$95,357	$85,003	$77,624	$76,309
Assets under management—other Institutions	—	423,301	419,819	416,819	412,356
Wealth assets under management / administration	$2,191,753	$2,251,951	$2,212,514	$2,105,552	$2,102,468

Total Wealth assets under management/ administration/ brokerage	$2,277,091	$2,770,609	$2,717,336	$2,599,995	$2,591,133

			2007		2006
			Year-to-date		Year-to-date
Selected ratios (annualized):
Return on average assets			1.59%		1.72%
Return on average shareholders' equity			15.87%		15.71%
Yield on interest earning assets*			6.90%		6.74%
Cost of interest bearing funds			3.32%		2.55%
Net interest margin*			4.37%		4.90%

Mortgage loans originated			$127,611		$127,307
Mortgage loans sold—servicing retained			$24,300		$20,910
Mortgage loans sold—servicing released			$64,466		$46,750

(1)	Yield on Interest earning assets and net interest margin are calculated on a tax equivalent basis. Brokerage Assets represent assets held at a registered broker dealer under a networking agreement.

Bryn Mawr Bank Corporation

Consolidated Selected Financial Data (GAAP)

(Dollars in thousands)

December 31, 2007

(unaudited)

Balance Sheet

For the period ended:	Dec 31, 2007	Sep 30, 2007	Jun 30, 2007	Mar 31, 2007	Dec 31, 2006
Assets
Interest bearing deposits with banks	$1,209	$1,002	$520	$407	$532
Fed funds sold	17,000	—	2,500	7,885	—
Investment securities	48,402	43,720	44,817	45,772	48,232
Loans held for sale	5,125	5,757	6,535	7,448	3,726
Portfolio loans:
Consumer	7,990	8,354	7,827	8,073	9,156
Commercial & industrial	213,834	209,516	191,484	179,483	175,278
Commercial mortgages	224,510	221,296	224,696	200,121	198,407
Construction	66,901	70,509	70,209	74,355	74,798
Residential mortgages	121,313	113,705	105,441	105,065	103,572
Home equity lines & loans	123,293	114,298	111,079	107,554	113,068
Leases	45,084	37,545	28,924	16,898	7,012

Total portfolio loans and leases	802,925	775,223	739,660	691,549	681,291
Earning assets	874,661	825,702	794,032	753,061	733,781
Cash and due from	76,965	21,330	22,533	25,114	61,473
Allowance for loan and lease losses	(8,124)	(8,292)	(8,605)	(8,366)	(8,122)
Other assets	58,594	56,125	56,767	41,270	39,685

Total assets	$1,002,096	$894,865	$864,727	$811,079	$826,817

Liabilities and shareholders' equity
Interest-bearing checking	$137,486	$123,913	$126,988	$130,447	$143,742
Money market	114,310	114,572	101,613	107,919	111,338
Savings	36,181	36,121	38,009	40,751	40,441
Wholesale deposits	129,820	114,565	121,750	65,270	19,976
Time deposits	203,462	194,199	186,045	166,967	200,446

Interest-bearing deposits	621,259	583,370	574,405	511,354	515,943
Non-interest bearing deposits	228,269	138,254	154,238	152,926	198,546

Total deposits	849,528	721,624	728,643	664,280	714,489
Borrowed funds	45,000	68,500	35,100	45,000	15,000
Other liabilities	17,217	16,176	15,018	16,509	15,236
Shareholders' equity	90,351	88,565	85,966	85,290	82,092

Total liabilities and shareholders' equity	$1,002,096	$894,865	$864,727	$811,079	$826,817

Balance Sheet (average)
	2007	2007	2007	2007	2006
	4Q	3Q	2Q	1Q	4Q
Assets
Interest bearing deposits with banks	$1,764	$3,172	$568	$486	$500
Fed funds sold	5,438	4,884	1,019	2,597	1,291
Investment securities	42,450	44,074	45,394	47,029	51,658
Loans held for sale	4,820	5,465	4,489	3,746	4,312
Portfolio loans and leases	787,059	754,249	716,734	684,870	669,036

Earning assets	841,531	811,844	768,204	738,728	726,797
Cash and due from	21,231	22,306	22,299	24,766	27,030
Allowance for loan and lease losses	(8,347)	(8,712)	(8,537)	(8,254)	(8,189)
Other assets	54,450	54,231	47,617	38,454	40,531

Total assets	$908,865	$879,669	$829,583	$793,694	$786,169

Liabilities and shareholders' equity
Interest-bearing checking	$130,161	$132,180	$131,893	$133,252	$129,400
Money market	120,298	108,437	104,812	107,978	113,608
Savings	35,952	37,278	39,072	40,143	40,856
Wholesale deposits	132,439	120,222	83,664	31,573	19,957
Time deposits	190,016	192,999	173,279	191,838	193,166

Interest-bearing deposits	608,866	591,116	532,720	504,784	496,987
Non-interest bearing deposits	148,717	148,858	148,105	149,420	152,822

Total deposits	757,583	739,974	680,825	654,204	649,809
Borrowed funds	44,592	37,319	47,720	40,363	35,731
Other liabilities	17,714	16,205	16,489	16,152	16,150
Shareholders' equity	88,976	86,171	84,549	82,975	84,479

Total liabilities and shareholders' equity	$908,865	$879,669	$829,583	$793,694	$786,169

Bryn Mawr Bank Corporation

Consolidated Selected Financial Data (GAAP)

(Dollars in thousands)

December 31, 2007

(unaudited)

Balance Sheet (average)

	2007	2006
	Year-to-date	Year-to-date
Assets
Interest bearing deposits with banks	$1,506	$609
Fed funds sold	3,496	3,053
Investment securities	44,722	46,482
Loans held for sale	4,908	4,333
Portfolio loans and leases	735,786	631,953

Earning assets	790,418	686,430
Cash and due from	22,640	25,358
Allowance for loan and lease losses	(8,463)	(7,828)
Other assets	48,725	36,894

Total assets	$853,320	$740,854

Liabilities and shareholders’ equity
Interest-bearing checking	$131,864	$136,062
Money market	110,410	112,976
Savings	38,097	43,037
Wholesale deposits	92,329	10,473
Time deposits	187,044	173,271

Interest-bearing deposits	559,744	475,819
Non-interest bearing deposits	148,773	150,042

Total deposits	708,517	625,861
Borrowed funds	42,496	19,442
Other liabilities	16,622	14,584
Shareholders’ equity	85,685	80,967

Total liabilities and shareholders’ equity	$853,320	$740,854

Quarterly Average Balances and Tax Equivalent Income and Expense and Tax Equivalent Yields

	4th Quarter 2007			3rd Quarter 2007			2nd Quarter 2007			1st Quarter 2007			4th Quarter 2006
(dollars in thousands)	Average Balance	Interest Income/ Expense	Average Rates Earned/ Paid	Average Balance	Interest Income/ Expense	Average Rates Earned/ Paid	Average Balance	Interest Income/ Expense	Average Rates Earned/ Paid	Average Balance	Interest Income/ Expense	Average Rates Earned/ Paid	Average Balance	Interest Income/ Expense	Average Rates Earned/ Paid
Assets:
Interest-bearing deposits with other banks	$1,764	$21	4.72%	$3,172	$42	5.25%	$568	$7	4.94%	$486	$6	5.01%	$500	$7	5.55%
Federal funds sold	5,438	61	4.45%	4,884	65	5.28%	1,019	14	5.51%	2,597	34	5.31%	1,291	17	5.22%
Investment securities available for sale:
Taxable	37,325	474	5.04%	39,090	500	5.07%	40,393	514	5.10%	42,023	529	5.11%	46,618	567	4.83%
Tax-exempt	5,125	58	4.49%	4,984	57	4.54%	5,001	59	4.73%	5,006	58	4.70%	5,040	58	4.57%

Investment securities available for sale	42,450	532	4.97%	44,074	557	5.01%	45,394	573	5.06%	47,029	587	5.06%	51,658	625	4.80%
Loans and leases *	791,879	13,755	6.89%	759,714	13,558	7.08%	721,223	12,747	7.09%	688,616	11,993	7.06%	673,348	11,892	7.01%

Total interest earning assets	841,531	14,369	6.77%	811,844	14,222	6.95%	768,204	13,341	6.97%	738,728	12,620	6.93%	726,797	12,541	6.85%
Cash and due from banks	21,231			22,306			22,299			24,766			27,030
Less allowance for loan and lease losses	(8,347)			(8,712)			(8,537)			(8,254)			(8,189)
Other assets	54,450			54,231			47,617			38,454			40,531

Total assets	$908,865			$879,669			$829,583			$793,694			$786,169

Liabilities:
Savings, NOW and market rate deposits	$286,411	$1,154	1.60%	$277,895	$1,041	1.49%	$275,777	$977	1.42%	$281,373	$998	1.44%	$283,864	$1,066	1.49%
Wholesale deposits	132,439	1,741	5.22%	120,222	1,630	5.38%	83,664	1,132	5.43%	31,573	422	5.42%	19,957	281	5.59%
Time deposits	190,016	2,213	4.62%	192,999	2,282	4.69%	173,279	1,982	4.59%	191,838	2,184	4.62%	193,166	2,184	4.49%

Total interest-bearing deposits	608,866	5,108	3.33%	591,116	4,953	3.32%	532,720	4,091	3.08%	504,784	3,604	2.90%	496,987	3,531	2.82%
Short term borrowings	44,592	539	4.80%	37,319	495	5.26%	47,720	645	5.42%	40,363	541	5.44%	35,731	490	5.44%

Total interest-bearing liabilities	653,458	5,647	3.43%	628,435	5,448	3.44%	580,440	4,736	3.27%	545,147	4,145	3.08%	532,718	4,021	2.99%
Noninterest-bearing deposits	148,717			148,858			148,105			149,420			152,822
Other liabilities	17,714			16,205			16,489			16,152			16,150

Total noninterest-bearing liabilities	166,431			165,063			164,594			165,572			168,972
Total liabilities	819,889			793,498			745,034			710,719			701,690
Shareholders’ equity	88,976			86,171			84,549			82,975			84,479

Total liabilities and shareholders’ equity	$908,865			$879,669			$829,583			$793,694			$786,169

Interest income to earning assets	—	—	6.77%	—	—	6.95%	—	—	6.97%	—	—	6.93%	—	—	6.85%
Net interest spread			3.34			3.51			3.70			3.85			3.86
Effect of noninterest-bearing sources			0.77			0.78			0.79			0.80			0.79

Net interest income/ margin on earning assets	—	$8,722	4.11%	—	$8,774	4.29%	—	$8,605	4.49%	—	$8,475	4.65%	—	$8,520	4.65%

Tax equivalent adjustment		$69	0.03%		$74	0.04%		$91	0.05%		$99	0.05%		$95	0.05%

*	Average loans and leases include portfolio loans and leases, and loans held for sale. Non-accrual loans are also included in the average loan and leases balances.

Average Balances and Tax Equivalent Income and Expense and Tax Equivalent Yields

For the Twelve months ended December 31,

	2007			2006
(dollars in thousands)	Average Balance	Interest Income/ Expense	Average Rates Earned/ Paid	Average Balance	Interest Income/ Expense	Average Rates Earned/ Paid
Assets:
Interest-bearing deposits with other banks	1,506	76	5.05%	609	30	4.93%
Federal funds sold	3,496	174	4.98%	3,053	146	4.78%
Investment securities available for sale:
Taxable	39,693	2,017	5.08%	41,489	1,790	4.31%
Tax-exempt	5,029	232	4.61%	4,993	237	4.75%

Investment securities available for sale	44,722	2,249	5.03%	46,482	2,027	4.36%
Loans and leases *	740,694	52,053	7.03%	636,286	44,059	6.92%

Total interest earning assets	790,418	54,552	6.90%	686,430	46,262	6.74%
Cash and due from banks	22,640			$25,358
Less allowance for loan and lease losses	(8,463)			(7,828)
Other assets	48,725			36,894

Total assets	$853,320			$740,854

Liabilities:
Savings, NOW and market rate deposits	$280,371	$4,170	1.49%	$292,075	$3,850	1.32%
Wholesale deposits	92,329	4,925	5.33%	10,473	579	5.53%
Time deposits	187,044	8,661	4.63%	173,271	7,136	4.12%

Total interest-bearing deposits	559,744	17,756	3.17%	475,819	11,565	2.43%
Short term borrowings**	42,496	2,220	5.22%	19,442	1,042	5.36

Total interest-bearing liabilities	602,240	19,976	3.32%	495,261	12,607	2.55%
Noninterest-bearing deposits	148,773			150,042
Other liabilities	16,622			14,584

Total noninterest-bearing liabilities	165,395			164,626
Total liabilities	767,635			659,887
Shareholders' equity	85,685			80,967

Total liabilities and shareholders' equity	$853,320			$740,854

Interest income to earning assets	—	—	6.90%	—	—	6.74%
Net interest spread			3.58			4.19
Effect of noninterest-bearing sources			0.79			0.71

Net interest income/margin on earning assets	—	$34,576	4.37%	—	$33,655	4.90%

Tax equivalent adjustment		$334	0.04%		$356	0.05%

*	Average loans and leases include portfolio loans and leases, and loans held for sale. Non-accrual loans are also included in the average loan and leases balances.